Exhibit 99(e)(4)

WAVECOM

a French société anonyme

with a share capital of 15,554,153 euros

Registered office: 3, Esplanade du Foncet

92442 Issy les Moulineaux Cedex

RCS Nanterre 391 838 042

FORM OF PLAN FOR FREE SHARES

FORM OF PLAN RULES

[Date]

Preamble

A French corporation may grant free shares, in a maximum amount of 10% of its capital, to its employees or certain categories of employees and/or the executive directors/officers (“mandataires sociaux”) of its Group1.

The decision to adopt such equity compensation is taken by the shareholders at an extraordinary general meeting, delegating to the board of directors or management board (depending on the corporate structure) the duty to implement the plan for free shares in order to determine the contractual framework in which the individual shares will be granted.

The shares vest only after a minimum period of two years starting from the date on which the decision to grant free shares it taken (hereafter the “Acquisition Period”), provided that the beneficiaries comply with the terms and conditions set by the Company.

Upon expiration of the Acquisition Period, the beneficiaries are precluded from selling these shares for a minimum period of two years (hereafter the “Holding Period”).

As such, the beneficiaries are connected to the Company’s performance through the evolution of its share price over a total period of four years.

Financial gains realized from the subsequent sale of the shares are governed by a specific French tax law regime which permits each beneficiary to elect either to be taxed on the benefits under income tax rules, or under capital gains tax rules.

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1 The scope of the Group is defined in article L.225-197-2 of the French Code of Commerce

Free Shares Grant Rules

These rules were adopted by the Board (hereinafter termed the “Board”) of Wavecom (hereafter the “Company”) in order to govern the grant of free shares that may be decided by the Board as authorized by the shareholders at an extraordinary general meeting.

Under the terms and conditions of these rules, as may be supplemented by the Board, the grant of free shares is an irrevocable commitment by the Company for the benefit of the beneficiaries.

I.	Terms and conditions for the grant of free shares

Within the limits set by the shareholders’ general meeting, the Board may decide to grant free shares of the Company to certain categories of employees and/or the executive directors/officers (“mandataires sociaux”) of its Group.

For each beneficiary, the Board sets the number of shares that are to be granted at the expiration of the Acquisition Period provided the rules governing acquisition indicated in article II below are met.

The beneficiaries shall be notified of the terms of the plan (number of shares, Acquisition Period, Holding Period) and the conditions to be complied with for the vesting of the shares upon expiration of the Acquisition Period.

Should the beneficiary not wish to accept this grant of shares, he must inform the Company by registered letter2 within thirty days from receipt of the notice mentioned in the preceding paragraph. In the absence of such a letter, the beneficiary shall be deemed to have accepted the grant.

II.	Rules for acquisition of shares

Each beneficiary’s ownership of the shares, the number of which was notified to him in an individual letter in accordance with the procedure in article I above and as modified where applicable under the conditions mentioned in article III below, vests provided that upon expiration of the Acquisition Period, he meets the following conditions:

-	Employed under an employment contract or corporate mandate within the Company or a company in the Group.

-	If applicable, has met the conditions set by the Board in the notice indicated in article I.

However, by exception to the general rule set above:

-	The benefit of the grant of free shares shall be fully maintained in the event of invalidity[3], retirement or voluntary departure for retirement before the Acquisition Period expires.

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In the event of the death of the beneficiary during the Acquisition Period, his heirs or assigns may request within six months starting from the date of death, the immediate vesting of the shares (provided, if applicable, that the conditions for the grant have been complied with by the beneficiary at the date of his or her death).

2 A model of waiver letter is given in Appendix 1 to the present document.

3 The 2nd and 3rd categories of article L.341-4 of the Social Security Code.

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The Board or its Chairman acting by delegation may, in addition, as an exception and in view of special circumstances decide to allow the beneficiary to retain (fully or partly) the benefit of the grant in the event of the termination of the beneficiary’s employment contract (other than termination for serious or gross negligence) occuring during the Acquisition Period.

III.	Adjustments

Preservation of the interests of the beneficiaries in the event of financial operations during the Acquisition Period

Should the Company, during the Acquisition Period, make certain financial transactions affecting the value of its capital, such as capital increases by incorporation of reserves or distribution of reserves, the Board shall adjust the number of shares to be granted upon expiration of the Acquisition Period so that the interests of the beneficiaries do not incur any significant change.

Reduction of the rights of the beneficiaries in the event of capital reduction motivated by losses during the Period of Acquisition

In the event of a capital reduction motivated by losses, by way of reduction of either the nominal value of the shares or their number, the rights of the beneficiaries shall be reduced proportionately as if the beneficiaries had been shareholders before the date at which the capital reduction became final.

IV.	Rules for holding the shares

Throughout the Holding Period, the beneficiary must remain the owner of the shares granted. Consequently, during this period, theses shares are non-transferable.

The non-transferability of these shares shall not however deprive the beneficiary of the right during the Holding Period to exercise his shareholder rights:

-	right of preferential subscription,

-	right of communication,

-	right to participate in shareholder meetings,

-	voting rights,

-	right to dividends and any distributed reserves.

On expiration of the Holding Period, the shares become available and may be freely transferred.

In the event of termination of the beneficiary’s employment contract for any reason whatsoever, the shares must be held in all cases by the beneficiary until expiration of the Holding Period.

V.	Characteristics of the free shares

The free shares are ordinary shares of the same category as the other shares forming the Company’s share capital and consequently carry the same rights.

The free shares shall be held in nominal form by the beneficiary, who shall enter them in a nominative account with BNP PARIBAS Securities Services, indicating their unavailability throughout the Holding Period.

VI.	Black out or quiet periods

The beneficiaries shall comply with applicable regulations with regard to insider trading.4 In this respect, all beneficiaries, whether or not they figure on the list of permanent or occasional insiders drawn up by the Company and made available to the French Regulatory Authority (the Autorité des marchés financiers or “AMF”) in accordance with article L.621-18-4 of the French Monetary and Financial Code, shall be responsible for respecting their obligation to abstain, whether they are or would be deemed aware, due to their position in the Company, of non-public information that could affect the stock price of the Company.

In addition and without prejudice to the above, the shares granted shall never be sold:

-	during “black out” or “quiet” periods as set by the instructions of the Company,

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within the period starting from the time at which the corporate bodies of the Company know of an information which, if it were to be made public, could have a significant impact on the price of the securities issued by the Company and ending ten market trading days after such information is made public.

In the event of doubt on the application of the above rules, the beneficiaries may consult the Legal Department in accordance with the provisions of article VII below.

VII.	Application of the Rules

For all questions concerning the present rules and their application, the beneficiaries may consult the services of the Legal Department.

The information that may be provided by the different services of the Company (General Secretary, Legal Director, CFO, Human Resources Director) is limited to communication of purely factual information and shall not take the form or be considered as legal, financial or tax consultations or opinions.

VIII.	Modification to the Rules

At any time, including both during the Acquisition Period and Holding Period, at the discretion of the Board, and where applicable after notification to the Compensation Committee, the Company may unilaterally change the provisions of the present rules.

4 In particular article L 465-1 of the monetary and financial code and articles 611-1 and 621-1 et seq of the General Regulations of the French Regulatory Authority.

However, in order for amended provisions that are less favourable overall to the beneficiaries to be binding on them, such amended provisions must be the object of a written agreement with the beneficiaries, unless such amendments are required by legal or statutory provisions in which case they shall be de facto and automatically binding.

IX.	Applicable law

The plan is governed by French law.

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APPENDIX 1

1. Waiver Letter

Appendix 1

WAVECOM

3, Esplanade du Foncet

92442 Issy les Moulineaux Cedex

For the attention of —

I, the undersigned

Last name:

First name:

Address:

Date of birth:                                                   at:

Country of tax declaration:

- Acting in my capacity as beneficiary of the grant of                                                   free shares decided by the Board during its meeting of                                                  ,

- With knowledge of the plan rules, as defined by legal and statutory provisions and those of the Wavecom Plan for Free Shares Rules;

Hereby declare that I irrevocably waive the benefit of the grant of the above free shares.

In witness whereof, signed at , on

Signature

Before signature, handwrite the following phrase:
« Valid for irrevocable waiver of the benefit of the grant of (Number written in full letters) free shares »